Exhibit 10.2

October 18, 2017

Axovant Sciences GmbH
Viaduktstrasse 8
4051 Basel
Switzerland

Attention:	Marianne Romeo Dinsmore
Managing Director
Axovant Sciences GmbH

Re: Non-Commercial Manufacturing Provisions of the Development, Marketing and Supply Agreement, dated May 8, 2015, by and between Arena Pharmaceuticals GmbH and Axovant Sciences GmbH (as successor in interest to Axovant Sciences Ltd. and Roivant Sciences Ltd.)

Dear Mrs. Dinsmore:

Reference is hereby made to that certain Development, Marketing and Supply Agreement, dated May 8, 2015 (the "Supply Agreement"), by and between Arena Pharmaceuticals GmbH ("Arena") and Axovant Sciences GmbH (as successor in interest to Axovant Sciences Ltd. and Roivant Sciences Ltd.) ("Axovant"). Capitalized terms used in this letter agreement that are not otherwise defined shall have the meanings ascribed to such terms in the Supply Agreement.

WHEREAS, Section 2.3(c) of the Supply Agreement prohibits Axovant and its Affiliates from purchasing from any Third Party any Compound or Product, including, without limitation, for use in clinical trials or other development, and Section 9.1 of the Supply Agreement discusses the ownership of intellectual property; and

WHEREAS, the Parties desire to allow Axovant to engage Third Parties to manufacture Compound or Product exclusively for use in clinical trials or to conduct related development work, in each case pursuant to a Development Plan and in accordance with this letter agreement ("Manufacturing/Development Work");

NOW, THEREFORE, the Parties agree as follows:

1.
From time to time, Arena may permit Axovant to engage a Third Party to perform Manufacturing/Development Work. Nothing in this letter agreement modifies Section 2.2 of the Supply Agreement or permits Axovant to engage a Third Party to manufacture Compound or Product for any other purpose, including, without limitation, for Commercialization.

2.
If Axovant desires to engage a Third Party to perform Manufacturing/Development Work, Axovant shall so notify Arena. Such notice shall identify the Third Party and the Manufacturing/Development Work to be conducted by such Third Party. If Arena consents to Axovant seeking to engage a Third Party to perform the Manufacturing/Development Work, which consent shall be in Arena's sole discretion, then the Parties shall amend Appendix A hereto to list such Third Party and such Manufacturing/Development Work. Axovant shall not enter into any agreement with a Third Party relating to Manufacturing/Development Work (each, a "Third Party Manufacturing Agreement") without Arena's prior written approval, which approval shall be documented as described in Section 4 below.

3.	Each Third Party Manufacturing Agreement shall provide for the following:

a.
Upon Arena's election, the Third Party Manufacturing Agreement shall be immediately assignable by Axovant to Arena or its Affiliate (as designated by Arena), and it shall provide that any obligations accruing prior to the date of assignment shall remain the sole responsibility of Axovant.

b.
The Third Party must promptly notify Axovant in writing of the discovery, identification, conception, reduction to practice or other making of any Know-How or Patents by or on behalf of such Third Party in the course of or as a result of activities conducted under the Third Party Manufacturing Agreement.

c.
Know-How and Patents that (a) are reasonably necessary for the development, manufacture or Commercialization of Compound or Product, or (b) relate solely to, or are specifically tailored for use in, the manufacture of Compound or Product, shall be assigned to Axovant or, if Arena consents, licensed (with the right to sublicense) to Axovant.

d.	Compound and Product shall be delivered only to such location(s) and person(s) as instructed by Axovant.

e.	Pricing and other terms that are reasonably acceptable to Arena.

4.
Axovant shall not enter into a Third Party Manufacturing Agreement without submitting the proposed form of final Third Party Manufacturing Agreement to Arena and securing Arena's prior written approval, which approval shall not be unreasonably withheld or delayed. If Arena approves the Third Party Manufacturing Agreement, then the Parties shall amend Appendix B hereto to list such Third Party Manufacturing Agreement.

5.	With respect to each Third Party Manufacturing Agreement that is approved by Arena, the Parties further agree as follows:

a.
Axovant will ensure that all Manufacturing/Development Work conducted pursuant to such Third Party Manufacturing Agreement shall be done under a Development Plan that complies with the requirements of the Supply Agreement and includes a description of the Manufacturing/Development Work to be done by the Third Party.

b.	Axovant shall promptly notify Arena in writing of any Know-How and any Patents developed under the Third Party Manufacturing Agreement.

c.
Axovant hereby assigns to Arena or its Affiliate (as designated by Arena) Axovant's entire right, title and interest in and to any and all Know-How and Patents developed under the Third Party Manufacturing Agreement that are reasonably necessary for the development, manufacture or Commercialization of Compound or Product (including, for clarity, such Know-How and Patents that also relate solely to, or are specifically tailored for use in, the manufacture of Compound or Product). All such assigned Know-How and Patents shall be deemed to be Arena Know-How and Arena Patents, respectively.

d.
Axovant hereby grants to Arena or its Affiliate (as designated by Arena) an exclusive, worldwide, perpetual, royalty-free, fully paid-up sublicense (with the right to sublicense) to any Know-How or Patents assigned or licensed to Axovant under the Third Party Manufacturing Agreement which are not assigned to Arena or its Affiliate pursuant to subsection 5.c., for any and all uses. In each case, such Know-How and Patents shall be deemed to be (i) Arena Know-How and Arena Patents, respectively, if they are reasonably necessary for the development, manufacture or Commercialization of Compound or Product; (ii) Program Know How and Program Patents, respectively, if they relate solely to, or are specifically tailored for use in, the manufacture of Compound or Product (and are not otherwise deemed Arena-Know or Arena Patents pursuant to (i) above); or

(iii) Manufacturing Know-How and Manufacturing Patents, if they do not fall within the scope of (i) or (ii) above.

e.
The Third Party may only deliver Compound and Product to Arena or to Arena' s designee, and Axovant will cause the Third Party to deliver Compound and Product to the location(s) and person(s) based on the instructions of Arena, which instructions may be modified from time to time.

f.
Upon receipt of notice from Arena that Arena elects assignment of a Third Party Manufacturing Agreement, Axovant shall immediately assign to Arena or its Affiliate (as designated by Arena) such agreement and take reasonable steps to assist in the transition of activities to Arena.

The Parties agree to promptly execute any documents, filings or further agreements to effect the above provisions, including relating to the assignment or sublicense of intellectual property.

Except as expressly set forth in this letter agreement, the Supply Agreement shall be unchanged and shall remain in full force and effect. Any breach or default of this side letter shall be considered a breach or default of the Supply Agreement. Any notice required or permitted under this letter agreement shall be given in accordance with Section 15.9 of the Supply Agreement.

Please indicate the agreement of Axovant to the terms of this letter agreement by returning the letter agreement countersigned below by an authorized representative of Axovant.

Very truly yours,

Arena Pharmaceuticals GmbH

By: /s/ Amit D. Munshi
Amit D. Munshi
Managing Director

By: /s/ Steven W. Spector
Steven W. Spector
Managing Director

Agreed:

Axovant Sciences GmbH

By: /s/ Marianne Romeo Dinsmore
Name: Marianne Romeo Dinsmore
Title: Managing Director

APPENDIX A

PROPOSED THIRD PARTY MANUFACTURERS

Third Party Name	Proposed Manufacturing/Development Work	Date Added to Appendix

APPENDIX B

APPROVED THIRD PARTY MANUFACTURING AGREEMENTS

Agreement Effective Date	Agreement Counterparty	Name of Agreement	Date Added to Appendix